EXHIBIT 99.1 Amended

SECURITIES SUBSCRIPTION AGREEMENT

______________ 2007

Georgia International Mining Corporation
299 – 1917 West 4th Avenue,
Vancouver, BC. V6J 1M7

1.       Georgia International Mining Corporation, a Nevada corporation (the "Company"), has offered for sale and the undersigned purchaser (the "Purchaser") hereby tenders this subscription and applies for the purchase of ______ common shares at the purchase price of $0.10 per share (the "Offering"). Together with this Subscription Agreement, the Purchaser is delivering to the Company the full amount of the purchase price by check or wire transfer of funds for the subscribed shares to:

GEORGIA INTERNATIONAL MINING CORPORATION
299 – 1917 West 4th Avenue,
Vancouver, BC. V6J 1M7

(NAME OF SUBSCRIBER)

Number of Shares Subscribed

2.       The Offering is being conducted in reliance upon effectiveness of our amended registration statement  filed with the U.S. Securities and Exchange Commission and the Prospectus (the “Prospectus”) contained therein pursuant to  the Securities Act of 1933 (the Act).

3.       Representations and Warranties of Purchaser. In order to induce the Company to accept this subscription, the Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

       A.       The Purchaser is purchasing the common shares for its own account for investment purposes and not with a view towards distribution and has no present arrangement or intention to sell the common shares;

       B.       The Purchaser is not an officer, director or “affiliate” (as that term is defined in Rule 403 under the Act) of the Company;

       C.       Purchaser is purchasing the common shares for its own account and Purchaser is qualified to purchase the common shares under the laws of its jurisdiction of residence and the offer and sale of the common shares will not violate the securities or other laws of such jurisdiction;

       D.       The Purchaser has received  the Company's Prospectus and has had the opportunity to ask and receive answers to any and all questions the Purchaser had with respect to the Company, its business, management and current financial condition;

       E.       Except as set forth in this Agreement, no representations or warranties have been made to the Purchaser by the Company, or any agent, employee or affiliate of the Company and in entering into this transaction the Purchaser is not relying upon any information, other than that  which is contained in the Prospectus, the receipt of which is hereby acknowledged and the results of any independent investigation by the Purchaser;

       F.       The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement is a legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; and

4.       Representations of the Company.

The Company represents and warrants:

       A.       The Company is in full compliance, to the extent applicable, with all obligations under Nevada, federal and Canadian law;

       B.       The execution, delivery and performance of this Agreement and the consummation of the issuance of the common shares and the transactions contemplated by this Agreement are within the Company's corporate powers and have been duly authorized by all necessary corporate and stockholder action on behalf of the Company;

       C.       The Prospectus provided to the Purchaser do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein in light of the circumstances under which they were made, not misleading;

5.       Non-Binding Until Acceptance. The Purchaser understands that this subscription is not binding upon the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company's execution of this Agreement where indicated. This Agreement shall be null and void if the Company does not accept it as aforesaid. Upon acceptance by the Company and receipt of the total purchase price, the Company will issue one or more certificates for the full number of shares of common stock and warrants contained in the subscribed Shares.

6.       Non-Assignability.        Neither this Agreement nor any of the rights of the Purchaser hereunder may be transferred or assigned by the Purchaser.

7.       Governing Law.            This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Nevada, except for matters arising under the Act, without reference to principles of conflicts of law. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the State of Nevada or the state courts of the State of Nevada in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

IN WITNESS WHEREOF, the Purchaser has executed this Securities Subscription Agreement on the date set forth below.

(Print Name of Subscriber)

By:
            (Signature)

Address for Shareholder Records:

Telephone Number

Number of Shares Subscribed:
(Minimum of _____ Shares)

Purchase Price
(# of shares X $0.10 per share)

The foregoing Subscription is accepted this         day of _______ 2007 by:

            GEORGIA INTERNATIONAL MINING CORPORATION

BY:
            Mark Hague, Director, President
            Chief Executive Officer